Exhibit 99.1

CU BANCORP REPORTS RECORD QUARTERLY EARNINGS

OF $0.20 PER SHARE FOR FIRST QUARTER OF 2013

Encino, CA, April 25, 2013 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported net income of $2.2 million, or $0.20 per fully diluted share, for the first quarter of 2013, an increase of 326% from net income of $506 thousand, or $0.07 per fully diluted share, for the first quarter of 2012.

The comparability of financial information is affected by the acquisition of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A. (collectively “PCB”) by CU Bancorp (the “Company”). Operating results include the operations of these acquired entities from July 31, 2012, the date of acquisition.

First Quarter 2013 Highlights

•	Net income increased to $2.2 million, or $0.20 per fully diluted share, from $506 thousand, or $0.07 per fully diluted share, for first quarter of 2012

•	Net interest margin increased to 4.00% from 3.87% for the prior quarter ended December 31, 2012

•	Total loans increased $6 million or 0.7% from December 31, 2012

•	Total deposits increased $12 million or 1.1% from December 31, 2012

•	Non-performing assets were unchanged at $13.6 million

•	Tangible book value per share increased $0.23 over December 31, 2012 to $10.60

•	Continued status as well-capitalized, the highest regulatory category

David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank, commented, “We took another significant step forward in profitability during the first quarter of 2013, as we generated record quarterly net income of $2.2 million. This represents an increase of 32% over the fourth quarter of 2012 and an increase of 326% over our first quarter results in 2012. Importantly, after just seven months of combined operations we are quickly earning back the tangible book value dilution that occurred from the PCB acquisition, which indicates that we are executing well on the merger integration and achieving many of the synergies inherent in this transaction.

“We are pleased with the trends we are seeing in all areas of the business. Our net interest margin has increased to 4.00% as we continue to rationalize PCB’s higher cost deposit base and shift excess liquidity into higher yielding assets. Our SBA lending business is gaining traction and produced $350 thousand in gain on sale income during the first quarter 2013, providing another significant source of revenue for the Company. Lastly, our asset quality remains good and credit costs continue to be extremely low.

“We anticipate our solid loan pipeline of quality lending opportunities will lead to a healthy diversity of steady loan growth, which we believe will enable us to continue improving results during 2013,” said Mr. Rainer.

First Quarter 2013 Summary Results

Net Income and Profitability Ratios

Net income was $2.2 million for the first quarter of 2013, compared with net income of $1.6 million for the fourth quarter of 2012. The primary driver of the improvement in profitability was a reduction in the provision for loan losses and lower merger-related expenses.

The following table shows certain of the Company’s performance ratios for the first quarter of 2013, the fourth quarter of 2012 and the first quarter of 2012:

	Q1 2013	Q4 2012	Q1 2012
Return on average assets	0.69%	0.50%	0.24%
Return on average equity	6.9%	5.1%	2.5%
Operating efficiency ratio	72%	72%	82%

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $11.5 million for the first quarter of 2013, an increase of $4.3 million or 59% over the first quarter of 2012. The increase was primarily driven by the increase in average loans following the merger with PCB and net organic loan growth.

Net interest income before the provision for loan losses decreased $223 thousand or 1.9% from the fourth quarter of 2012. The decrease was primarily due to two less calendar days in the first quarter of 2013.

The Company’s net interest income was positively impacted in both the fourth quarter of 2012 and the first quarter of 2013 by the recognition of the fair value discount earned on early payoffs of acquired loans. The Company recorded $192 thousand and $37 thousand in discount earned on early loan payoffs of acquired loans in the fourth quarter of 2012 and first quarter of 2013, respectively, with a positive impact on the net interest margin of 6 and 1 basis points, respectively. As of March 31, 2013, approximately $12.6 million of the fair value discount on the PCB loan portfolio remained to be accreted into interest income.

Net interest margin in the first quarter of 2013 was 4.00%, compared to 3.62% in the first quarter of 2012 and 3.87% in the fourth quarter of 2012. The increase in net interest margin from the fourth quarter of 2012 is primarily attributable to a higher percentage of loans in the mix of interest-earning assets.

The Company’s average yield on loans was 5.50% in the first quarter of 2013, compared to 5.71% in the fourth quarter of 2012. The decrease is primarily attributable to a lower level of early payoffs on acquired loans, which reduced the amount of fair value discount recognized in the first quarter of 2013.

The Company’s cost of funds was 0.19% in the first quarter of 2013 compared to 0.24% for the fourth quarter of 2012. The decrease in the cost of funds primarily reflects an improvement in the deposit mix and repricing of money market accounts.

Non-interest Income

Non-interest income was $1.4 million in the first quarter of 2013, an increase of $804 thousand or 129% from $622 thousand in the same quarter of the prior year. The increase is primarily due to increased gain on sale of SBA loans, higher deposit account service charges resulting from the larger deposit account portfolio following the merger with PCB, as well as increased contributions from SBA servicing income and income from bank-owned life insurance (BOLI).

Non-interest income in the first quarter of 2013 was $24 thousand or 1.7% more than the fourth quarter of 2012. The increase was primarily due to increased gain on sale of SBA loans, which was partially offset by a decline in deposit account service charges and derivative income, and no transaction referral income.

Non-interest Expense

Non-interest expense for the first quarter of 2013 was $9.3 million, an increase of $2.4 million or 35% from $6.9 million for the same period of the prior year. The increase was primarily attributable to the increased scale of the Company following the merger with PCB.

Non-interest expense for the first quarter of 2013 decreased by $193 thousand or 2.0% from the fourth quarter of 2012. The decrease was primarily attributable to lower non-recurring merger-related expenses.

Salaries and employee benefits expense increased $364 thousand or 7.2% from the fourth quarter of 2012. The increase was primarily due to seasonally higher payroll taxes and higher employee commissions resulting from increased SBA loan production.

Balance Sheet

Assets

Total assets at March 31, 2013 were $1.26 billion, an increase of $397 million or 46% from March 31, 2012, primarily resulting from the merger with PCB and organic growth in total deposits. Total assets increased $15 million or 1.2% from December 31, 2012, primarily resulting from organic growth in non-interest bearing deposits.

Loans

Total loans were $861 million at March 31, 2013, an increase of $6 million or 0.7% from $855 million at the end of the prior quarter. This also represents an increase of $408 million or 90% from March 31, 2012. During the first quarter of 2013, the Company had approximately $10 million of net organic loan growth primarily from new relationships, which was partially offset by approximately $4 million in loan run-off from acquired portfolios (from PCB and COSB). The increase in total loans from the end of the prior quarter was primarily attributable to a $17 million increase in the commercial real estate portfolio and a $5 million increase in the construction portfolio, offset by an $8 million decrease in the commercial and industrial portfolio, primarily due to a decline in the utilization rate of commercial lines of credit.

The utilization rate of commercial lines of credit declined to 45% at March 31, 2013, from 50% at December 31, 2012.

Deposits

Total deposits at March 31, 2013 were $1.09 billion, an increase of $12 million or 1.1% from December 31, 2012. This also represents an increase of $329 million or 43% from March 31, 2012. The increase in total deposits from the end of the prior quarter primarily reflects higher balances of non-interest bearing deposits, partially offset by the expected run-off of higher-cost certificates of deposit added in the merger with PCB.

Non-interest bearing deposits at March 31, 2013 were $557 million, an increase of $14 million or 2.6% from December 31, 2012. Non-interest-bearing deposits represented 51% of total deposits at March 31, 2013, up from 50% at the end of the prior quarter. Cost of deposits for the quarter was 0.14%, down from 0.17% for the prior quarter.

Investment Portfolio

During the first quarter of 2013, the Company sold its entire position in Private Issue CMO securities and recognized a gain on sale of securities of $5 thousand.

Asset Quality

Total non-performing assets were $13.6 million, or 1.07% of total assets at March 31, 2013, compared with $13.6 million, or 1.09% of total assets, at December 31, 2012. Approximately $8.7 million of the total non-performing assets at March 31, 2013 were acquired loans that were marked-to-market at the time of acquisition.

Of the total non-performing assets at March 31, 2013, the other real estate owned category consisted of one commercially zoned vacant lot located in Los Angeles County, which is being carried on the books at $3.1 million, the estimated fair value less costs of disposition. The Company has entered into a long-term escrow for the sale of this property, which is expected to generate net sale proceeds that approximate the net carrying value of the property. A deposit from the buyer has been credited to the Company in escrow. The sale of the property is expected to be completed in the second half of 2013.

Total nonaccrual loans were $10.5 million, or 1.22% of total loans, at March 31, 2013, compared with $10.5 million, or 1.23% of total loans, at December 31, 2012. Excluding acquired loans, total nonaccrual loans were $1.7 million, or 0.20% of total loans, at March 31, 2013, down from $2.3 million, or 0.27% of total loans, at December 31, 2012.

During the first quarter of 2013, the Company recorded net charge-offs of $96 thousand, compared with no net charge-offs during the fourth quarter of 2012.

The Company recorded a loan loss provision of $134 thousand for the first quarter of 2013. The low level of provision reflects the modest level of organic growth in the loan portfolio as well as a low level of net charge-offs recorded in the quarter.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and the related allowance) was 1.52% at March 31, 2013, compared with 1.54% at December 31, 2012.

Capital

CU Bancorp remained well capitalized at March 31, 2013. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

March 31, 2013	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	12.52%
Tier 1 Risk-Based Capital Ratio	6%	11.65%
Tier 1 Leverage Capital Ratio	5%	9.76%

At March 31, 2013, tangible common equity was $113.9 million with common shares issued and outstanding of 10,741,974 as of the same date, resulting in tangible book value per common share of $10.60. This compares to tangible common equity of $111.6 million with a tangible book value per common share of $10.37 at December 31, 2012. The increase in tangible book value per common share from the prior quarter primarily reflects the net income generated during the first quarter of 2013.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) and its subsidiary California United Bank, for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) timing of system conversions, delays and difficulties in integrating or other consequences associated with mergers and acquisitions, (3) significant costs or changes in business practices required by new banking laws or regulations such those related to Basel III, (4) continued weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (5) changes in market rates and prices which may adversely impact the value of financial products, (6) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (7) increased competition in the Company’s markets, (8) changes in the financial performance and/or condition of the Company’s borrowers, (9) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (10) earthquake, fire, pandemic or other natural disasters, (11) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (12) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (13) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (14) the impact of the Dodd-Frank Act, (15) the impact of the expiration of the Temporary Account Guarantee Program on the Company’s deposit balances and deposit mix, (16) the effect of U.S. federal government debt, budget and tax matters, and (17) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see CU Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, particularly Part I, Item 1A, titled “Risk Factors.”

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman, President and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$19,286	$25,181	$13,592
Interest earning deposits in other financial institutions	172,086	157,715	233,736

Total Cash and Cash Equivalents	191,372	182,896	247,328
Certificates of deposit in other financial institutions	25,484	27,006	33,279
Investment securities available-for-sale, at fair value	109,787	118,153	107,199
Loans	860,833	854,885	453,248
Allowance for loan loss	(8,841)	(8,803)	(7,512)

Net loans	851,992	846,082	445,736
Premises and equipment, net	3,153	3,422	3,504
Deferred tax assets, net	12,689	13,818	6,464
Other real estate owned, net	3,112	3,112	3,112
Goodwill	12,292	12,292	6,155
Core deposit intangibles	1,664	1,747	927
Bank owned life insurance	20,736	20,583	2,677
Accrued interest receivable and other assets	32,695	20,526	11,173

Total Assets	$1,264,976	$1,249,637	$867,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$557,452	$543,527	$423,928
Interest bearing transaction accounts	117,280	112,747	73,438
Money market and savings deposits	345,145	340,466	210,507
Certificates of deposit	70,377	81,336	52,980

Total deposits	1,090,254	1,078,076	760,853
Securities sold under agreements to repurchase	25,187	22,857	23,262
Subordinated debentures, net	9,226	9,169	—
Accrued interest payable and other liabilities	12,498	13,912	1,851

Total Liabilities	1,137,165	1,124,014	785,966

SHAREHOLDERS’ EQUITY
Common stock	118,885	118,885	77,225
Additional paid-in capital	7,159	7,052	6,305
Retained earnings (deficit)	447	(1,708)	(2,929)
Accumulated other comprehensive income	1,320	1,394	987

Total Shareholders’ Equity	127,811	125,623	81,588

Total Liabilities and Shareholders’ Equity	$1,264,976	$1,249,637	$867,554

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
	Unaudited	Audited	Audited
Interest Income
Interest and fees on loans	$11,425	$11,650	$6,690
Interest on investment securities	484	594	604
Interest on interest bearing deposits in other financial institutions	160	213	184

Total Interest Income	12,069	12,457	7,478

Interest Expense
Interest on interest bearing transaction accounts	52	61	40
Interest on money market and savings deposits	260	322	135
Interest on certificates of deposit	76	97	44
Interest on securities sold under agreements to repurchase	19	20	20
Interest on subordinated debentures	124	196	—

Total Interest Expense	531	696	239

Net Interest Income	11,538	11,761	7,239
Provision for loan losses	134	867	—

Net Interest Income After Provision For Loan Losses	11,404	10,894	7,239

Non-Interest Income
Gain on sale of securities, net	5	—	—
Other-than-temporary impairment losses	—	(65)	(30)
Gain on sale of SBA loans	350	50	—
Deposit account service charge income	568	633	463
Other non-interest income	503	784	189

Total Non-Interest Income	1,426	1,402	622

Non-Interest Expense
Salaries and employee benefits	5,417	5,053	3,673
Stock compensation expense	258	362	265
Occupancy	1,064	1,039	752
Data processing	482	544	459
Legal and professional	507	475	240
FDIC deposit assessment	246	189	141
Merger related expenses	43	203	148
OREO valuation write-downs and expenses	26	23	278
Office services expenses	266	291	227
Other operating expenses	1,000	1,323	722

Total Non-Interest Expense	9,309	9,502	6,905

Net Income Before Provision for Income Tax Expense	3,521	2,794	956
Provision for income tax expense	1,366	1,166	450

Net Income	$2,155	$1,628	$506

Earnings Per Share
Basic earnings per share	$0.21	$0.16	$0.08
Diluted earnings per share	$0.20	$0.15	$0.07
Average shares outstanding	10,486,000	10,468,000	6,713,000
Diluted average shares outstanding	10,718,000	10,695,000	6,834,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the three months ended
	March 31, 2013		December 31, 2012		March 31, 2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$214,198	0.30%	$280,455	0.30%	$225,186	0.32%
Investment securities	112,401	1.72%	116,010	2.05%	109,687	2.20%
Loans	842,234	5.50%	811,486	5.71%	469,766	5.73%

Total interest-earning assets	1,168,833	4.19%	1,207,951	4.10%	804,639	3.74%
Non-interest-earning assets	92,783		93,786		45,277

Total Assets	$1,261,616		$1,301,737		$849,916

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$118,361	0.18%	$113,196	0.21%	$71,867	0.22%
Money market and savings deposits	350,363	0.30%	363,915	0.35%	208,020	0.26%
Certificates of deposit	76,246	0.40%	82,768	0.47%	49,867	0.35%

Total Interest Bearing Deposits	544,970	0.29%	559,879	0.34%	329,754	0.27%
Securities sold under agreements to repurchase	25,853	0.30%	26,783	0.30%	23,344	0.34%
Subordinated debentures	9,198	5.47%	9,135	8.58%	—	—%

Total interest bearing liabilities	580,021	0.37%	595,797	0.47%	353,098	0.27%
Non-interest bearing demand deposits	541,462		566,398		412,199

Total funding sources	1,121,483		1,162,195		765,297
Non-interest bearing liabilities	12,844		13,544		3,201
Shareholders’ Equity	127,289		125,998		81,418

Total Liabilities and Shareholders’ Equity	$1,261,616		$1,301,737		$849,916

Net interest margin		4.00%		3.87%		3.62%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	March 31, 2013	December 31, 2012	March 31, 2012
	Unaudited	Audited	Unaudited
Commercial and Industrial Loans:	$254,828	$262,637	$164,849

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	186,563	181,844	84,561
Other Nonresidential Properties	262,959	246,450	94,241
Construction, Land Development and Other Land	53,954	48,528	35,503
1-4 Family Residential Properties	59,828	62,037	35,876
Multifamily Residential Properties	29,389	31,610	22,650

Total Loans Secured by Real Estate	592,693	570,469	272,831

Other Loans:	13,312	21,779	15,568

Total Loans	$860,833	$854,885	$453,248

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	March 31, 2013		December 31, 2012
	Unaudited
Disbursed	$161,824	45%	$183,843	50%
Undisbursed	201,452	55%	185,392	50%

Total Commitment	$363,276	100%	$369,235	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2013	2012	2012
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage capital ratio	9.76%	9.13%	8.65%
Tier 1 risk-based capital ratio	11.65%	11.46%	12.39%
Total risk-based capital ratio	12.52%	12.35%	13.64%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$1,747	$2,344	$3,115
Loans acquired through acquisition that are on non-accrual	8,727	8,186	2,867

Total loans on non-accrual	10,474	10,530	5,982
Other Real Estate Owned	3,112	3,112	3,112

Total non-accrual loans and Other Real Estate Owned	$13,586	$13,642	$9,094

Net charge-offs/(recoveries) year to date	$96	$460	$(17)

Loans on non-accrual as a % of total loans	1.22%	1.23%	1.32%

Total non-accrual loans and Other Real Estate Owned as a % of total assets	1.07%	1.09%	1.05%

Allowance for loan losses as a % of total loans	1.03%	1.03%	1.66%

Allowance for loan losses as a % of total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.52%	1.54%	1.77%

Net year to date charge-offs/(recoveries) as a % of average year to date loans	0.01%	0.08%	—%

Allowance for loan losses as a % of non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	506.1%	375.6%	241.2%

Allowance for loan losses as a % of total non-accrual loans	84.4%	83.6%	125.6%

CU BANCORP

GAAP RECONCILIATIONS

(Dollars in thousands except per share data)

TCE Calculation and Reconciliation to Total Shareholders’ Equity

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	March 31,	December 31,	March 31,
	2013	2012	2012
	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$127,811	$125,623	$81,588
Less: Goodwill and intangible assets	13,956	14,039	7,082

Tangible shareholders’ equity	$113,855	$111,584	$74,506

Common shares issued and outstanding	10,741,974	10,758,674	6,938,717
Tangible book value per common share	$10.60	$10.37	$10.74